Exhibit 10.66
CONFIDENTIAL TREATMENT REQUESTED
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “* * *”, AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
LOAN SERVICING AGREEMENT
by and between
BOSCO CREDIT LLC
as the Owner,
and
FRANKLIN CREDIT MANAGEMENT CORPORATION
as the Servicer
dated as of May 28, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CERTAIN MATTERS OF CONSTRUCTION	1

ARTICLE II ADMINISTRATION AND SERVICING OF MORTGAGE LOANS	9

2.1. The Servicer to Act as the Servicer	9

2.2. Liquidation of Mortgage Loans	10

2.3. Collection of Mortgage Loan Payments	11

2.4. Reserved	11

2.5. Reserved	11

2.6. Reserved	11

2.7. Payment of Taxes, Insurance and Other Charges	11

2.8. Reserved	11

2.9. Maintenance of Hazard Insurance	11

2.10. Maintenance of Mortgage Impairment Insurance	13

2.11. Maintenance of Fidelity Bond and Errors and Omissions Insurance	13

2.12. Inspections	13

2.13. Restoration of Mortgaged Property	13

2.14. Maintenance of PMI Policy; Claims	14

2.15. Title, Management and Disposition of REO Property	15

2.16. REO Reports	15

2.17. Liquidation Reports	15

2.18. Reports of Foreclosures and Abandonments of Mortgaged Property	15

2.19. Reserved	16

2.20. Notification of Adjustments	16

2.21. Transfer Notices	16

2.22. Privacy	16

2.23. Losses and Expenses	17

ARTICLE III PAYMENTS TO OWNER	19

3.1. Remittances	19

3.2. Reserved	19

3.3. Monthly Advances by the Servicer	19

ARTICLE IV GENERAL SERVICING PROCEDURES	19

4.1. Transfers of Mortgaged Property	19

4.2. Satisfaction of Mortgages and Release of Mortgage Files	20

4.3. Servicing Compensation	20

4.4. Annual Independent Public Accountants’ Servicing Report	20

4.5. Right to Examine Servicer Records	20

4.6. Compliance with REMIC Provisions	21

ARTICLE V POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS; SERVICER TO COOPERATE	21

5.1. Provision of Information	21

5.2. Financial Statements; Servicing Facility	21

5.3. Possession of Mortgage Files; Maintenance of Servicing Files	21

5.4. Books and Records; Transfers of Mortgage Loans	21

5.5. Custodial Agreement; Delivery of Documents	22

ARTICLE VI REPRESENTATIONS AND WARRANTIES	23

6.1. General Representations and Warranties	23

6.2. Representations, Warranties and Covenants of the Owner Regarding Individual Mortgage Loans	24

ARTICLE VII THE SERVICER	26

7.1. Indemnification; Third Party Claims.	26

7.2. Merger or Consolidation of the Servicer	27

7.3. Limitation on Liability of the Servicer and Others	28

7.4. Limitation on Assignment by the Servicer	28

ARTICLE VIII RESERVED	28

ARTICLE IX DEFAULT	28

9.1. Events of Default	28

9.2. Waiver of Defaults	29

ARTICLE X TERMINATION	30

10.1. Termination	30

10.2. Termination With Cause	30

ARTICLE XI MISCELLANEOUS PROVISIONS	30

11.1. Successor to the Servicer	30

11.2. Other Activity	31

11.3. Amendment; Extension Not a Waiver	31

11.4. Governing Law; Venue	32

11.5. Duration of Agreement	32

11.6. Notices	32

11.7. Severability of Provisions	33

11.8. Relationship of Parties	33

11.9. Execution; Successors and Assigns	33

11.10. Assignment by the Owner	33

11.11. Time of Payment	33

11.12. Force Majeure	33

EXHIBITS

Exhibit A Mortgage Loan Schedule
Exhibit B Contents of Each Mortgage Loan File
Exhibit C Eligibility Criteria
Exhibit D Servicing Fee Schedule
Exhibit E Reports
Exhibit F Approval Matrix

LOAN SERVICING AGREEMENT
     This Loan Servicing Agreement (the “Agreement”), dated and effective as of [May 30], 2008, is by and between Bosco Credit LLC, as owner, and Franklin Credit Management Corporation, as servicer.
     WHEREAS, the Mortgage Loans identified on the Mortgage Loan Schedule annexed hereto as Exhibit A have been purchased by the Owner (as defined below); and
     WHEREAS, the Servicer (as defined below) has agreed to service each Mortgage Loan on behalf of the Owner commencing on the Effective Date (as defined herein), and the parties hereto desire to provide the mechanics of such servicing by the Servicer;
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN MATTERS OF CONSTRUCTION
     Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:
     “Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, subject to, and modified by, the specified delegation of authority set forth in the Approval Matrix.
     “Adjustment Date” means, as to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.
     “Agreement” has the meaning assigned to it in the preamble.
     “Ancillary Income” means all income derived from the Mortgage Loans other than payments of principal and interest on the Mortgage Loans, insufficient fund fees, conversion fees, satisfaction fees, optional insurance administrative fees, assumption fees, reinstatement fees, customary real estate referral fees, modification fees, release fees, foreclosure fees, late payment fees, insufficient fund fees, prepayment penalty fees and all other incidental fees and charges received by the Servicer, but excluding Servicing Fees.
     “Applicable Requirements” means as of the time of reference, with respect to the Mortgage Loans, REO Property and the servicing of the Mortgage Loans, all of the following: (i) all contractual obligations of the Servicer set forth in this Agreement; (ii) the requirements set forth in the related Mortgage Note and the related Mortgage; (iii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances and including the Privacy Requirements); (iv) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental body or officer having jurisdiction; (v) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; and (vi) Accepted Servicing Practices.
     “Appraised Value” means with respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the refinancing of such Mortgage Loan.
     “Approval Matrix” means the specified delegation of authority for servicing the Mortgage Loans set forth on Exhibit F to this Agreement
     “Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Owner.
     “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in New York or New Jersey are authorized or obligated by law or executive order to be closed.
     “Buydown Agreement” means an agreement between the Originator and a Mortgagor, or an agreement among the Servicer, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.
     “Buydown Funds” means, in respect of any Buydown Mortgage Loan, any amount held by the Servicer, which was contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Originator or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the mortgagor’s funds in the early years of a Mortgage Loan.
     “Buydown Mortgage Loan” means any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.
     “Buydown Period” means the period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.
     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.
     “Condemnation Proceeds” means all awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.
     “Covered Loan” means a Mortgage Loan categorized as “Covered” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS®, Appendix E, as revised from time to time.
     “CPI” means the Consumer Price Index for All Urban Consumers, All Items (New York-Northern New Jersey-Long Island, NY-NJ-CT-PA) as reported by the United States Department of Labor, Bureau of Labor Statistics.
     “CPI Adjustment” means the percentage increase on an annual basis to the applicable dollar figure equal to any percentage increase in the CPI in [September] of the prior year over [September] of the immediately preceding year; provided, that such dollar figure shall remain at its then-effective level in the event that the CPI decreases or remains unchanged in any given year.
     “Custodial Agreement” means the agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.
     “Custodian” means the custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.
     “Customer Information” means any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the servicer of such Mortgagor’s Mortgage Loan; and any other non-public personally identifiable information.
     “Cut-off Date” means May 30, 2008, or with respect to Mortgage Loans and servicing rights and obligations with respect to such Mortgage Loans made subject to this Agreement after the first Effective Date hereunder, the date agreed to by the Servicer and the Owner.
     “Damages” means any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against any indemnitor).
     “Delinquent” means a Mortgage Loan is “Delinquent” when any payment contractually due thereon has not been made by the close of business on the Due Date therefor. Such Mortgage Loan is “30 days Delinquent” if such contractual payment has not been received by the close of business on the numerically corresponding day of the month immediately succeeding the month in which such contractual payment was due, or, if there is no such numerically corresponding day (e.g., when a 30-day month follows a 31-day month in which a payment was due on the 31st day of such month) then on the last day of such immediately succeeding month.

Similarly for “60 days Delinquent” the second immediately succeeding month, and for “90 days Delinquent” the third immediately succeeding month.
     “Due Date” means the first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
     “Effective Date” means May 30, 2008, or with respect to Mortgage Loans and servicing rights and obligations with respect to such Mortgage Loans made subject to this Agreement after such date, on the date that the Servicer obtains possession of the Mortgage Loan Documents.
     “Eligibility Criteria” means the eligibility criteria for residential mortgage loans to be delivered by the Owner after the initial Effective Date to be serviced by the Servicer under this Agreement, as specified in Exhibit C to this Agreement, as the same may be amended from time to time with the mutual consent of both parties.
     “Errors and Omissions Insurance Policy” means an errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 2.12.
     “Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.
     “Event of Default” means any one of the conditions or circumstances enumerated in Section 9.1.
     “Expenses” has the meaning assigned to it in Section 2.24.2.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “FHA” means the Federal Housing Administration, or any successor thereto.
     “Fidelity Bond” means a fidelity bond to be maintained by the Servicer pursuant to Section 2.12.
     “Gross Margin” means with respect to each Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.
     “High Cost Loan” means a Mortgage Loan classified as (a) a “high cost” loan under HOEPA, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS®, Appendix E, as revised from time to time.
     “HOEPA” means the Home Ownership Equity Protection Act of 1994, as amended.

     “Index” means with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.
     “Insurer” means any entity that insures or guarantees all or part of the risk of loss of a Mortgage Loan, including FHA, VA or any provider of a PMI Policy, and the providers of any hazard insurance policy, flood insurance policy or title insurance policy.
     “Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.
     “Litigation: means any litigation, arbitration or other proceeding before any governmental, administrative or arbitral court or tribunal, or any government investigation or administrative enforcement action.
     “Liquidation Proceeds” means cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.
     “Loan-to-Value Ratio or LTV” means with respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.
     “Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.
     “Mortgage” means the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a lien on Mortgaged Property securing the Mortgage Note.
     “Mortgage File” means the items pertaining to a particular Mortgage Loan referred to in Exhibit B to this Agreement, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.
     “Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.
     “Mortgage Loan” means each Mortgage Loan subject to this Agreement and which is identified on the Mortgage Loan Schedule, which Mortgage Loan includes the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. To the extent the context shall permit or require, each such reference to Mortgage Loan shall include REO Property.
     “Mortgage Loan Documents” means with respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Mortgage and the originals of any required addenda and riders, the original related Assignment of Mortgage and any original intervening related assignments, the original related title insurance policy, related PMI Policy, if any, and the related appraisal report.
     “Mortgage Loan Schedule” means a schedule of Mortgage Loans annexed hereto as Exhibit A, or as the same may be supplemented from time to time by mutual agreement of the Owner and the Servicer, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Servicer’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, PUD, mixed-use property, or Condominium; (4) the current Mortgage Interest Rate; (5) Reserved; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date; (11) the Loan-to-Value Ratio; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the PMI Policy Insurer; and (16) whether the Mortgage Loan Documents contain a prepayment fee, and, if so, the terms thereof.
     “Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
     “Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note or, where the context permits or requires (including in Section 6.2), an REO Property.
     “Mortgagor” means the obligor on a Mortgage Note.
     “New Loan Data File” means with respect to each Mortgage Loan delivered after the initial Effective Date by the Owner to be serviced by the Servicer under this Agreement, the data file produced by the Owner that is used to enable the Servicer to set up each Mortgage Loan on its servicing system.
     “Opinion of Counsel” means a written opinion of counsel, who may be an employee of the Servicer, reasonably acceptable to the Owner.
     “Originator” means, with respect to any Mortgage Loan, the entity or entities that (a) took the relevant Mortgagor’s loan application; (b) processed the relevant Mortgagor’s loan application: and/or (c) closed and/or funded such Mortgage Loan.
     “Owner” means Bosco Credit LLC, or its successor in interest or any successor to the Owner under this Agreement as herein provided.
     “Owner Indemnitees” has the meaning assigned to it in Section 7.1.1.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

     “PMI Policy” means a policy of primary mortgage guaranty insurance issued by an Insurer.
     “Principal Prepayment” means any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
     “Prior Servicer” means all servicers and subservicers, collectively and individually, other than the Owner, which, at any time prior to the applicable Effective Date, pooled, sold, serviced or subserviced any of the Mortgage Loans.
     “Privacy Requirements” means the obligations imposed by (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq.; (ii) the applicable federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332, 573, and/or 16 CFR Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Borrower Information published in final form on February 1, 2001 (such final guidelines and/or rules the “Interagency Guidelines”) to establish and maintain an Information Security Program (as such term is defined in the Interagency Guidelines); and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Customer Information, including the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and similar state laws.
     “Qualified Insurer” means a mortgage guaranty insurance Insurer duly authorized and licensed where required by law to transact mortgage guaranty insurance business and generally acceptable as an Insurer under Accepted Servicing Practices.
     “REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.
     “REMIC Provisions” means provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.
     “Remittance Date” means the 25th day (or if such 25th day is not a Business Day, the first Business Day immediately following) of any month, beginning with the First Remittance Date.
     “REO Disposition” means the final sale by the Servicer of any REO Property.
     “REO Disposition Proceeds” means all amounts received with respect to an REO Disposition pursuant to Section 2.16.
     “REO Property” means a Mortgaged Property acquired through foreclosure, by deed in lieu of foreclosure or otherwise, as described in Section 2.16.

     “Servicer” means Franklin Credit Management Corporation, or its successor in interest or assigns, or any successor to the Servicer under this Agreement appointed as herein provided.
     “Servicer Employees” means Servicer Employees has the meaning set forth in Section 2.12.
     “Servicer Indemnitees” has the meaning assigned to it in Section 7.1.2.
     “Servicing Advances” means all customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorney’s fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures and bankruptcy proceedings, (c) the management and liquidation of any REO Property, including, but not limited to, the cost of environmental inspection or review of such property, (d) compliance with the obligations under Sections 2.8, 2.10, 2.11, 2.14 and 2.15, and (e) other Expenses that are the responsibility of the Owner under Section 2.24.
     “Servicing Fee” means with respect to each Mortgage Loan, the fees the Owner shall pay to the Servicer, as set forth on Exhibit D to this Agreement.
     “Servicing Fee Rate” means with respect to each Mortgage Loan, the percentage set forth on Exhibit D to this Agreement.
     “Servicing File” means with respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement, the originals of which are delivered to the Custodian pursuant to Section 5.5.
     “Servicing Rights” means the rights of the Servicer to service the Mortgage Loans under this Agreement together with the right to receive reimbursement for Servicing Advances, Servicing Fees, and any Ancillary Income arising from or connected to the Mortgage Loans.
     “VA: means the United States Department of Veterans Affairs, or any successor thereto.
     Construction of this Agreement and Certain Terms and Phrases.
          (a) Unless the context of this Agreement clearly indicates otherwise, (i) words of any gender include each other gender; (ii) words denoting the singular shall include the plural and vice versa; (iii) the terms “hereof”, “herein”, “hereby” and derivate or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article”, “Section”, and “Exhibit” without any reference to a specified document refer to the specified Article, Section and Exhibit, respectively, of this Agreement.
          (b) The words “including”, “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”.

          (c) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.
          (d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
          (e) Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder.
          (f) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS
          2.1. The Servicer to Act as the Servicer. The Servicer, as an independent contractor, shall service and administer the Mortgage Loans on an actual/actual basis in accordance with this Agreement, giving due consideration to Accepted Servicing Practices, and shall have full power and authority, acting alone or through the delegation of duties to third party servicing providers, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement. Unless this Agreement is terminated pursuant to the terms hereof or the Owner and the Servicer agree otherwise, the Owner agrees that the Servicer shall be the exclusive provider to Owner (and any of its subsidiaries) of the services set forth in this Agreement, and will provide such services with respect to all residential mortgage loans and related real estate properties and interests owned by the Owner which meet the eligibility criteria. The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder.
     From and after the initial Effective Date, the Servicer shall assume responsibility under this Agreement to service and administer additional Mortgage Loans upon the delivery, in accordance with all reasonable instructions and directions which the Servicer may give to the Owner, of the related New Loan Data File and all related Mortgage Loan Documents by the Owner, provided that any new Mortgage Loans that the Owner desires to make subject to this Agreement meet the Eligibility Criteria then in effect. The Owner shall provide the New Loan Data File for each Mortgage Loan to the Servicer promptly upon purchase or origination of the Mortgage Loan by the Owner, and in no event later than fifteen (15) days before the Servicer is expected to perform servicing on that Mortgage Loan. The Owner shall notify the Servicer within two (2) Business Days, in writing, of any changes in the information contained in the New Loan Data File. The Owner agrees to provide the Servicer, within two (2) Business Days after the Servicer’s request, copies of the Mortgage Note, the Mortgage or any other documents the Owner has in its possession or which are held by the Custodian with respect to a Mortgage Loan that the Servicer deems reasonably necessary in connection with its performance of the servicing of said Mortgage Loan. The Servicer shall cooperate with the Owner in connection with the transfer of the servicing rights and obligations with respect to the Mortgage Loans.

     Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, the Servicer shall not make any future advances with respect to a Mortgage Loan. Unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, imminent, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on any Mortgage Loan. The Servicer shall request written consent from the Owner to permit such a modification and the Owner shall provide written consent or notify the Servicer of its objection to such modification within three (3) Business Days of its receipt of the Servicer’s request. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.
          2.2. Liquidation of Mortgage Loans. In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.1 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as shall be consistent with Applicable Requirements. If foreclosure proceedings are commenced, the Servicer shall make all necessary and proper Servicing Advances, subject to reimbursement in accordance with the terms of this Agreement, provided, however, that the Servicer shall not be required to expend funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine that such preservation, restoration and/or foreclosure is reasonably expected to increase the proceeds of liquidation of the Mortgage Loan to the Owner after reimbursement to itself for such expenses.
     Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, (a) the Servicer shall have no obligation to commence or continue foreclosure proceedings or obtain title to Mortgaged Property securing a Mortgage Loan as a result of or in lieu of foreclosure or otherwise if (i) such Mortgage Loan is subject to HOEPA or any regulations related thereto, (ii) such Mortgage Loan qualifies as a High Cost Loan under a state or local anti-predatory lending law or regulation, or (iii) the Servicer determines, in its reasonable judgment, that foreclosure and/or acquisition of title to Mortgaged Property would expose it to material risk or liability pertaining to the acts, errors or omissions of the Originator or Prior Servicers and (b) in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes. If the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Owner. Upon completion of the inspection or review, the Servicer shall promptly provide the Owner with a written report of the environmental inspection.
     After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Owner directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all costs and expenses associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, pursuant to the terms of this Agreement. In the event the Owner directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property pursuant to the terms of this Agreement.
          2.3. Collection of Mortgage Loan Payments. Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and, where required under Applicable Requirements, shall use commercially reasonable efforts in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property.
          2.4. Reserved.
          2.5. Reserved.
          2.6. Reserved(a).
          2.7. Payment of Taxes, Insurance and Other Charges. With respect to each Mortgage Loan that provides for Escrow Payments, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof, if required under Applicable Requirements, prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor, in an escrow account created and established by the Owner, which shall have been estimated and accumulated by the Servicer for such purposes, as allowed under the terms of the Mortgage. Any Servicing Advances to effect payments of such charges are reimbursable in accordance with the terms of this Agreement.
          2.8. Reserved.
          2.9. Maintenance of Hazard Insurance. Except as otherwise allowed under Section 2.11, the Servicer shall cause to be maintained for each Mortgage Loan secured by a first lien on the related Mortgaged Property hazard insurance, subject to reimbursement as a Servicing Advance in accordance with the terms of this Agreement, such that all buildings upon the Mortgaged Property are insured by an Insurer acceptable under Accepted Servicing Practices against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the outstanding principal balance of the Mortgage Loan. The Servicer is not responsible for maintaining such hazard insurance with respect to Mortgage Loans secured by second liens. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the Insurer shall cease to be acceptable under Accepted Servicing Practices, the Servicer shall notify the Owner and the related Mortgagor, and shall use commercially reasonable efforts, as permitted by applicable law, to obtain from another Qualified Insurer a replacement hazard insurance policy that meets the criteria set forth in this Section 2.10. For purposes of this Agreement, the Owner acknowledges and agrees that an Insurer shall not be disqualified as an “Insurer acceptable under Accepted Servicing Practices” merely because such Insurer is an affiliate of the Servicer.
     If the related Mortgaged Property is located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), the Servicer shall cause to be maintained for such Mortgage Property a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with an Insurer acceptable under Accepted Servicing Practices in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis; (ii) the unpaid balance of the related Mortgage; and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The cost of any flood insurance purchased by the Servicer pursuant to the foregoing shall be reimbursable as a Servicing Advance in accordance with the terms of this Agreement.
     If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owners association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with Accepted Servicing Practices, and shall use its commercially reasonable efforts to secure from the owners association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.
     In the event that the Owner or the Servicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Servicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.
     All policies required hereunder shall name the Servicer as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least thirty (30) days’ prior written notice of any cancellation, reduction in amount or material change in coverage.
     The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his or her insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are acceptable under Accepted Servicing Practices and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Servicer shall determine whether such policies provide sufficient risk coverage and amounts as set forth herein and whether they insure the Mortgaged Property and properly describe the address of the Mortgaged Property.
          2.10. Maintenance of Mortgage Impairment Insurance. In the event that the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans secured by first liens on the related Mortgaged Properties, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 2.10 and otherwise complies with all other requirements of Section 2.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 2.10. The Servicer shall prepare and make any claims on the blanket policy as deemed necessary by the Servicer in accordance with Accepted Servicing Practices. The cost of any blanket policy maintained on the Mortgage Loans and any loss which would be covered by such policy but for a deductible clause shall be reimbursable as a Servicing Advance in accordance with the terms of this Agreement. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.
          2.11. Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all of its officers, employees or other persons acting in any capacity on behalf of the Servicer requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (the “Servicer Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of the Servicer Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to the amounts acceptable in accordance with Applicable Requirements. Upon the request of the Owner, the Servicer shall cause to be delivered to the Owner a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.
          2.12. Inspections. The Servicer shall perform inspections on Mortgaged Property in accordance with Applicable Requirements or as may be required by the issuer of the PMI Policy. The Servicer shall keep a written report of each such inspection.
          2.13. Restoration of Mortgaged Property. The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Applicable Requirements. For claims greater than $15,000, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:
     (a) the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;
     (b) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;
     (c) the Servicer shall verify that the Mortgage Loan is not in default; and
     (d) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in an escrow account created and established by the Owner.
     If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.
          2.14. Maintenance of PMI Policy; Claims. The Servicer shall maintain or cause the Mortgagor to maintain in full force and effect, with respect to each Mortgage Loan with an existing PMI Policy on the Effective Date, a PMI Policy insuring the portion over 78% until terminated pursuant to the Home Owners Protection Act of 1998, 12 UCS §4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Servicer shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Servicer shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Servicer shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason. If the Servicer determines that recoveries are so jeopardized, it shall notify the Owner and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Servicer shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.1, the Servicer shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement PMI Policy as provided above.
     In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan.

          2.15. Title, Management and Disposition of REO Property. In the event that title to any Mortgaged Property is acquired in foreclosure, by deed in lieu of foreclosure or otherwise (including by purchase), the deed or certificate of sale shall be taken in the name of the Owner, or, at the direction of the Owner, the deed or certificate of sale shall be taken in the name of a nominee for the Owner. The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.
     The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than three years, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the reasonable interest of the Owner.
     The Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three years after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property or that to maximize recovery the REO Property should be rented. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property.
     The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.
     The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the reasonable interests of the Owner.
          2.16. REO Reports. Together with the statement furnished pursuant to Section 3.2, the Servicer shall furnish to the Owner a monthly statement with respect to any REO Property, which statement shall cover the operation of such REO Property for the previous month and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month.
          2.17. Liquidation Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.
          2.18. Reports of Foreclosures and Abandonments of Mortgaged Property. Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Servicer shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.
          2.19. Reserved.
          2.20. Notification of Adjustments. With respect to each adjustable rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments.
          2.21. Transfer Notices.
               2.21.1. Within fifteen (15) days before the Servicer initiates servicing under this Agreement or such other time period as mutually agreed to by the Owner and Servicer, the Servicer and the Owner shall provide any required notice to the Mortgagors of the transactions contemplated herein in accordance with Applicable Requirements. The parties shall cooperate to accomplish such notification in a timely and efficient manner as will best facilitate the assumption by the Servicer of the servicing responsibilities. The form of the notice to be sent to Mortgagors shall be approved by the Owner and the Servicer before mailing.
               2.21.2. The Owner shall notify, or cause to be notified, all Insurers, by overnight or registered mail, that all insurance premium billings for the Mortgage Loans must be sent to the Servicer. Additionally, the Owner shall, prior to the applicable Effective Date, obtain the written consent of any Insurers that have the contractual right to approve the assumption of the servicing responsibilities by the Servicer.
               2.21.3. For any Mortgage Loan that provides for Escrow Payments, the Owner, with the reasonable assistance of the Servicer, shall notify the applicable taxing authorities (except as such is handled through the tax service company) of the assumption of the servicing responsibilities by the Servicer and include instructions to deliver all notices and tax bills to the Servicer or the applicable tax service provider, as the case may be, from and after the Effective Date.
               2.21.4. The Owner shall notify all attorneys who, on the Effective Date, are providing legal services to or on behalf of the Owner in connection with pending foreclosure or Litigation involving one or more of the Mortgage Loans, of the transfer of the servicing rights and obligations with respect to the Mortgage Loans to the Servicer.
               2.21.5. All notifications required to be made under this Section 2.22 shall be paid for by the Owner.
          2.22. Privacy.

               2.22.1. Except in accordance with this Section 2.23, the Servicer shall not disclose any Customer Information to any Person, including, but not limited to, any of the Servicer’s employees, agents, or contractors, or any third party not affiliated with the Servicer. The Servicer shall disclose such Customer Information only to the extent permitted by, or necessary to carry out the Servicer’s express obligations and rights under, this Agreement and for no other purpose. If and to the extent required by Applicable Requirements, the Servicer shall ensure that each vendor or other Person to which the Servicer intends to disclose Customer Information shall, prior to any such disclosure of information; agree to: (i) keep confidential any such Customer Information; and (ii) use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s express obligations and rights under this Agreement.
               2.22.2. Without limiting the scope of the above, the Servicer shall use at least the same physical and other security measures to protect all Customer Information in the Servicer’s possession or control as the Servicer uses for its own confidential and proprietary information.
               2.22.3. Reserved.
          2.23. Losses and Expenses.
               2.23.1. The Owner shall remain responsible, as between the Owner and the Servicer, for losses related to the Owner’s investment in the Mortgage Loans as distinct from (and which shall not include) costs and expenses related to the performance of the servicing duties delegated to the Servicer hereunder, for which the Servicer shall be responsible as provided in this Agreement. Losses of the type referred to above for which the Owner shall remain responsible include, but are not limited to: credit losses, special hazard insurance premiums, earthquake losses, losses resulting from the absence or inadequacy of hazard insurance or flood insurance for a Mortgaged Property in accordance with Applicable Requirements, foreclosure losses, REO Property losses, and losses in connection with the Soldiers and Sailors Civil Relief Act (and any successor to such Act).
               2.23.2. Within thirty (30) days after receipt of an invoice from the Servicer or such earlier time as provided for in this Agreement, the Owner shall reimburse the Servicer for Servicing Advances and the following expenses (“Expenses”): (i) any out-of-pocket expense the Servicer incurs with the prior approval of the Owner in connection with its servicing and administrative obligations set forth in this Agreement to the extent such expense is not ordinary to the servicing function (but not including salaries, rent and other general operating expenses of the Servicer normally classified as overhead); (ii) expenses that the Owner has expressly agreed to pay or be liable for hereunder; and (iii) expenses incurred in connection with the performance by the Servicer at the request of the Owner of any activity that is not specifically required to be performed by the Servicer under this Agreement and is not reasonably ancillary to any specific requirements of the Owner under this Agreement; (iv) amounts billed by third parties on a monthly basis with or without the approval of the Owner, which shall include: appraisals (pre- and post-foreclosure), title work, attorney fees (foreclosure, bankruptcy, and other), legal filing fees, inspection fees (interviews, drive-bys, clean out inspections after vacated, professional services such as property surveys, repair inspections, Environmental Protection Agency inspections, etc.), property maintenance (utilities, lawn care, snow removal, securing costs, repairs, winterization, removal of debris, clean-up after vacated), condominium expenses (condo fees, association fees, etc.), insurance (premiums and deductibles), taxes (property, estate, assessments), photographs, loss drafts, and travel (transportation, meals, lodging, rental cars). Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses incurred in connection with the preparation of and performance under this Agreement, including its own legal fees and expenses of preparing and delivering the notices, documents, reports, accountings and any other information required of it hereunder.
               2.23.3. On a monthly basis, following receipt of an invoice from the Servicer, the Owner shall reimburse the Servicer for Servicing Advances that have been outstanding for thirty (30) days or more and the interest due on all unreimbursed Servicing Advances made under this Agreement in an amount equal to the prime rate published from time to time by The Wall Street Journal, “Money Rates”, multiplied by the average daily outstanding balance of all Servicing Advances. Each invoice shall be accompanied by appropriate supporting documentation describing and regarding the amount and nature of such Servicing Advances made in accordance with Applicable Requirements and this Agreement.
               2.23.4. (a) the Owner shall be solely responsible for all guaranty fees, credit enhancement fees, custodial fees (and related shipping costs), trustee fees, and costs to record assignments.
               (b) Except as otherwise expressly set forth in this Agreement, the Servicer shall be solely responsible for the direct and indirect internal and administrative costs associated with its obligations as the Servicer of the Mortgage Loans hereunder, said costs to include but not be limited to: personnel, facilities; supplies; mailing and computer system expenses, regardless of whether the Servicer elects to contract with third party vendors to perform all or any portion of such internal and administrative functions.
               2.23.5. Except as otherwise provided in this Section, any Litigation related solely to a single Mortgage Loan (other than Litigation between or among the Owner or any of its affiliates, on the one hand, and the Servicer and any of its affiliates, on the other hand) shall be managed by the Servicer or its counsel on behalf of the Owner, including foreclosure, evictions, quiet title and bankruptcy filings, the costs and expenses of which shall be subject to reimbursement pursuant to the terms of this Agreement. The Servicer shall not manage (on behalf of the Owner or any of its affiliates other than the Servicer) any class action claim in which the Owner or any of its affiliates (other than the Servicer) is a defendant or any Litigation based upon a claim brought by the Owner unless the Owner shall elect otherwise with respect to any particular Litigation(s), in which case the Servicer shall manage and administer such Litigation(s) on behalf of the Owner or any of its affiliates. The Servicer shall not, without the prior written consent of the Owner, settle or compromise any claim against the Owner arising out of or relating to any class action Litigation, other than any such settlement involving solely the payment of money damages not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in any one (1) instance or One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate for all such settlements during any calendar quarter. The Servicer shall cooperate in obtaining or making available information or documents respecting Mortgage Loans involved in Litigation as may be reasonably required by the Owner or its counsel. The Owner shall reimburse the Servicer for any out-of-pocket costs that the Servicer incurs in connection with any Litigation described in this Section 2.24.5 (other than Litigation between or among the Owner or its affiliates, on the one hand, and the Servicer or its affiliates, on the other hand).
ARTICLE III
PAYMENTS TO OWNER
          3.1. Remittances. On each Remittance Date, the Servicer shall deposit any and all funds collected as Servicer hereunder into cash collection account, account number 01580116808, which account is maintained at The Huntington National Bank.
          3.2. Reserved.
          3.3. Monthly Advances by the Servicer. The Servicer shall not be required to advance Delinquent monthly payments to the Owner.
ARTICLE IV
GENERAL SERVICING PROCEDURES
          4.1. Transfers of Mortgaged Property. The Servicer shall use commercially reasonable efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.
     If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the owner of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the owner of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Servicer for entering into an assumption agreement, the fee will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without the Owner’s consent.

     To the extent that any Mortgage Loan is assumable, the Servicer shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit worthiness of the proposed transferee does not meet such underwriting criteria, the Servicer shall diligently, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.
          4.2. Satisfaction of Mortgages and Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall promptly notify the Owner and may request the release of any Mortgage Loan Documents. The Servicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.12 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.
          4.3. Servicing Compensation. As compensation for its services hereunder, the Servicer shall be entitled to the fees specified in the Servicing Fee Schedule detailed on Exhibit D to this Agreement, subject to an annual CPI Adjustment. Such fees shall be payable monthly. All servicing compensation shall be fully earned if the Mortgage Loan is serviced for any portion of the month and shall not be prorated.
     Additional servicing compensation in the form of Ancillary Income shall be retained by the Servicer. Except as specifically provided for herein, the Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (other than Servicing Advances) and shall not be entitled to reimbursement thereof.
          4.4. Annual Independent Public Accountants’ Servicing Report. On or before June 30 of each year beginning June 30, 2009, the Servicer, at the expense of the Owner, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar Agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing the Owner a copy of a Uniform Single Attestation Program Report from their independent public accountant’s on an annual basis, the Servicer shall be considered to have fulfilled its obligations under this Section 4.4.
          4.5. Right to Examine Servicer Records. The Owner, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or as otherwise acceptable to the Servicer, upon reasonable advance notice. The Owner shall pay all of its or its designees’ costs and expenses associated with such examination.

          4.6. Compliance with REMIC Provisions. If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined Section 860(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860(d) of the Code) unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.
ARTICLE V
POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL
AGREEMENT; DELIVERY OF DOCUMENTS; SERVICER TO COOPERATE
          5.1. Provision of Information. During the term of this Agreement, the Servicer shall furnish to the Owner such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Owner or any regulatory agency will be provided at the Owner’s expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give. The reports to be delivered pursuant to this Section 5.1 shall, as applicable, include those listed on Exhibit E to this Agreement.
          5.2. Financial Statements; Servicing Facility. In connection with marketing the Mortgage Loans, the Owner may make available to a prospective Owner a Consolidated Statement of Operations of the Servicer for the most recently completed two fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations to the extent any such statements have been prepared by or on behalf of the Servicer (and are available upon request to members or stockholders of the Servicer or to the public at large).
          5.3. Possession of Mortgage Files; Maintenance of Servicing Files. The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Servicer for the benefit of the Owner as owner thereof. The Servicer shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer’s servicing of the Mortgage Loans. All such costs associated with the release, transfer and re-delivery to the Servicer shall be the responsibility of the Owner.
          5.4. Books and Records; Transfers of Mortgage Loans. Except as otherwise provided in this Agreement, all rights arising out of the Mortgage Loans, including, but not limited to, all funds received on or in connection with the Mortgage Loans, shall be received and held by the Servicer in trust for the benefit of the Owner as owner of the Mortgage Loans, and any record title to the related Mortgages that the Servicer may have or acquire shall be for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.
     The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Owner. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with document retention requirements in accordance with Applicable Requirements.
     The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Owner or its designee the related Servicing File during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Requirements.
     The Servicer shall keep at its servicing office, or such other location as the Servicer may designate from time to time, books and records in which, subject to such reasonable policies, procedures, rules and regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Owner also shall advise the Servicer of the transfer. Upon receipt of notice of the transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee and unless the Servicer agrees otherwise, the Servicer shall not be responsible for servicing the transferred Mortgage Loan.
          5.5. Custodial Agreement; Delivery of Documents. The Owner has delivered and released, or caused to be delivered and released, to the Custodian those Mortgage Loan Documents as required by Exhibit B to this Agreement with respect to each Mortgage Loan.
     The Custodian has certified its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement, as evidenced by the trust receipt of the Custodian in the form annexed to the Custodial Agreement. The Owner will be responsible for the fees and expenses of the Custodian.
     The Servicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 2.1 or 4.1 within one (1) week of their execution, provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ten (10) days following receipt of such document from the public recording office.
     From time to time, the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request. The Owner shall cause the Custodian to release such documents, to the extent available, promptly upon request. To the extent that the Servicer obtains possession of any such document which is held by the Custodian, the Servicer agrees that it will act as the custodian and bailee and trustee of such documents for the benefit of the Owner during the term of this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          6.1. General Representations and Warranties. Each of the Servicer and the Owner hereby represents and warrants to the other that, as of the initial Effective Date:
               6.1.1. Due Organization and Authority. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of incorporation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it, and in any event it is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement. It has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary actions on its part. This Agreement has been duly executed and delivered by it and constitutes legal, valid and binding obligations of it, enforceable against it in accordance with its terms;
               6.1.2. No Conflicts. Neither the execution and delivery of this Agreement, or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of its articles of incorporation or by-laws or other governing documents or any legal restriction or any agreement or instrument to which it is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject, or, in the case of the Servicer only, impair the ability of the Owner to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;
               6.1.3. No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of it, or in any material impairment of the right or ability of it to carry on its business substantially as now conducted, or in any material liability on the part of it, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of it to perform under the terms of this Agreement;
               6.1.4. No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of or compliance by it with this Agreement, or if required, such approval has been obtained prior to the applicable Effective Date; and
               6.1.5. Selection Process. As to the Owner only, the selection of the Mortgage Loans to be serviced by the Servicer pursuant to this Agreement was not made in a manner so as to affect adversely the interests of the Servicer.
          6.2. Representations, Warranties and Covenants of the Owner Regarding Individual Mortgage Loans. As to each Mortgage Loan (including REO Property, as appropriate) the Owner hereby represents, warrants and covenants to the Servicer that as of the applicable Effective Date:
               6.2.1. Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule attached hereto as Exhibit A and the information on each Mortgage contained in each electronic data file delivered to the Servicer is true and correct.
               6.2.2. Delivery of Books and Records. The Owner will, on or before the applicable Effective Date, deliver, or cause to be delivered, to the Servicer or the Custodian, as applicable, all of the books, records, data, files and Mortgage Loan Documents, including records on microfiche or its equivalent, reasonably required by the Servicer to document and service each Mortgage Loan. Such books, records, data, files and documents contain all of the items (including but not limited to hazard insurance policies, flood insurance policies and private mortgage insurance policies) which are required by the Applicable Requirements to service the Mortgage Loans and are true, accurate and complete in all material respects. It is reasonable for the Servicer to rely thereon.
               6.2.3. Flood Insurance. If any of the Mortgage Loans are secured by Mortgaged Properties located in Federal Emergency Management Agency designated flood areas, then (to the extent required by Applicable Requirements) flood insurance policies are or will be in full force and effect in the amounts required under Applicable Requirements or such Mortgage Loans are insured through the Owner’s “gap coverage” flood insurance policy as of the applicable Effective Date.
               6.2.4. Hazard Insurance. As of the applicable Effective Date, all Mortgaged Properties that are secured by a first lien are and will be insured against fire and have extended coverage insurance in the amounts required under Applicable Requirements; all insurance premiums on such insurance policies have been or will have been paid in a timely manner; and there have been or will have been no fire losses on the Mortgaged Properties where the Owner’s estimate of loss is materially greater than the net recovery from the fire insurance carrier. To the Owner’s knowledge, there have been no fire losses on the Mortgaged Properties as to which there is a pending coinsurance claim.

               6.2.5. No Litigation. There is not pending or, to the Owner’s actual knowledge, threatened, Litigation, or any order, injunction, settlement or decree outstanding, against or relating to the Mortgage Loans or servicing thereof that could materially adversely affect the servicing of the Mortgage Loans, the Mortgage Loans or the performance by the Owner or the Servicer of their respective obligations under this Agreement. No Mortgagor is a named plaintiff in any class action lawsuit.
               6.2.6. Tax Service/Flood Service. All of the Mortgage Loans that are secured by a first lien on the related Mortgage Property have or will have a valid, fully paid, freely transferable, life of the loan tax service contract and flood service contract as of the Effective Date. The Owner shall reimburse the Servicer, for any costs or expenses incurred to transfer such contracts or to obtain contracts that are not existing or transferable to the Servicer.
               6.2.7. Application of Payments. As of the applicable Effective Date, all calculations required to be made by the Owner or Prior Servicers with respect to the amount of principal, interest, escrow payments and other amounts due and owing by a Mortgagor from time to time under each Mortgage Loan have been made in compliance with all Applicable Requirements. All invoices transmitted to the Mortgagors by the Owner or Prior Servicers for principal, interest, escrow payments and all other amounts due and payable under each Mortgage Loan have been prepared, and the funds collected from the Mortgagors have been applied for the payment of such amounts, in compliance with all Applicable Requirements.
               6.2.8. Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been satisfied.
               6.2.9. High Cost Loans. No Mortgage Loan is a High Cost Loan or Covered Loan. No Mortgage Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended or is considered a “high cost,” “predatory” or “abusive” loan (or a similarly designated loan using different terminology) under any state, county or municipal laws or ordinances, including without limitation, the provisions of the Georgia Fair Lending Act, New York Banking Law, Section 6-1, the New Jersey Home Ownership Security Act of 2002 or any other statute or regulation providing “assignee” or “originator” liability to holders of such mortgage loans.
               6.2.10. Prepayment Fees. Any prepayment fee contained in the Mortgage Loan Documents is fully enforceable by the Servicer for the benefit of the Owner.
               6.2.11. Late Payment Fees. Any late payment fee contained in the Mortgage Loan Documents is fully enforceable by the Servicer for the benefit of the Owner.
               6.2.12. Ownership. With respect to each Mortgage Loan, the Owner is the owner of all the right, title and interest in and to the Mortgage Loan, free and clear of any claims or encumbrances.
               6.2.13. No Fraud. There has been no error, omission, fraud, misrepresentation, negligence or similar occurrence on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party in connection with the solicitation of the Mortgage Loan, the origination of the Mortgage Loan or the application of any insurance in relation to such Mortgage Loan.
ARTICLE VII
THE SERVICER
          7.1. Indemnification; Third Party Claims.
               7.1.1. The Servicer shall indemnify the Owner, its affiliates and their respective officers, directors, employees and agents (collectively, “Owner Indemnitees”) and hold each of the Owner Indemnitees harmless from and against any and all third party claims and Damages that the Owner and the Owner Indemnitees may sustain resulting from or related to the failure of the Servicer to perform its duties in compliance with the terms of this Agreement and for any breach of any representation or warranty of the Servicer contained herein. The Owner shall promptly notify the Servicer of any claim covered hereby; provided, however, that the Servicer shall not be relieved of its indemnification obligations hereunder due to the Owner’s failure to give such notice except to the extent the Servicer has been prejudiced thereby. In connection with the Servicer’s indemnification obligations hereunder, the Servicer may assume (with the prior written consent of the Owner, if required pursuant to the terms hereof, and with counsel reasonably satisfactory to the Owner) the defense of any such claim and pay all reasonable expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Owner or any other Owner Indemnitees in respect of such claim. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner (which consent shall not be unreasonably withheld or delayed) and such other Owner Indemnitees unless such settlement includes an unconditional release of the Owner and such other Owner Indemnitees from all liability that is the subject matter of such claim.
               7.1.2. The Owner shall indemnify the Servicer, its affiliates, and their respective officers, directors, employees and agents (collectively, “Servicer Indemnitees”) and hold each of such Persons harmless from and against any and all third party claims and Damages that the Servicer or such Persons may sustain resulting from or related to the failure of the Owner to perform its duties in compliance with the terms of this Agreement, for breach of any representation or warranty of the Owner contained herein, and any other third party claims arising out of or relating to this Agreement other than those for which the Servicer is to indemnify the Owner Indemnitees pursuant to Section 7.1.1 hereof. The Servicer shall notify the Owner of any claim covered hereby; provided, however, that the Owner shall not be relieved of its indemnification obligations hereunder due to the Servicer’s failure to give such notice except to the extent the Owner has been prejudiced thereby. In connection with the Owner’s indemnification obligations hereunder, the Owner may assume (with the prior written consent of the Servicer, if required pursuant to the terms hereof, and with counsel reasonably satisfactory to the Servicer) the defense of any such claim and pay all reasonable expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Servicer or any other Servicer Indemnitees in respect of such claim. The Owner agrees that it will not enter into any settlement of any such claim without the consent of the Servicer (which consent shall not be unreasonably withheld or delayed) and such other indemnified Person unless such settlement includes an unconditional release of the Servicer and such other indemnified Person from all liability that is the subject matter of such claim.
               7.1.3. In addition to the indemnification set forth in Section 7.1.2 hereof, the Owner shall indemnify and hold the Servicer Indemnitees harmless from and against any Damages resulting from or related to:
     (a) any failure of the Owner, any Prior Servicer or the Originator to have complied with all Applicable Requirements with respect to the origination, purchase, sale, securitization or servicing of the Mortgage Loans; or
     (b) the Servicer’s compliance with written instructions of the Owner to the extent that such instructions are not in compliance with Applicable Requirements; or
     (c) any outstanding Servicing Advance as to which the Servicer is not reimbursed in accordance with Article II hereof; or
     (d) the continuation by the Servicer of the past practices of the Owner or any Prior Servicer that fail to comply with Applicable Requirements, except if and to the extent the Servicer should have become aware of such violations under the standard of care pursuant to Section 2.1 hereof; or
     (e) any failure of the Servicer to comply with Applicable Requirements or the requirements of this Agreement as a result of there being any incorrect, incomplete or missing Mortgage Loan Documents, Mortgage Files or Servicing Files as of the applicable Effective Date; or
     (f) any Litigation commenced against the Servicer after the applicable Effective Date as a result of the Servicer’s acting as, or status as, servicer of the Mortgage Loans hereunder, to the extent that such Litigation does not arise out of or result from the Servicer’s breach of any provision of this Agreement.
               7.1.4. The provisions of this Section 7.1 shall survive termination of this Agreement.
          7.2. Merger or Consolidation of the Servicer. The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.
     Any person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Furthermore, in the event the

Servicer transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Servicer, such affiliate shall satisfy the condition above, and shall also be fully liable to the Owner for all of the Servicer’s obligations and liabilities hereunder.
          7.3. Limitation on Liability of the Servicer and Others. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may, with the consent of the Owner, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the Servicer shall be entitled to reimbursement from the Owner of the reasonable legal expenses and costs of such action. In no event shall the Servicer be liable for any loss of use, data, goodwill, revenues or profits (whether or not deemed to constitute direct Damages) or any consequential, special, indirect, incidental, punitive or exemplary loss, damage, or expense relating to the Services hereunder.
          7.4. Limitation on Assignment by the Servicer. The Owner has entered into this Agreement with the Servicer and subsequent Owners will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Servicer shall neither assign this Agreement or the servicing hereunder without the prior written consent of the Owner, which consent shall not be unreasonably withheld or delayed.
ARTICLE VIII
RESERVED
          8.1. Reserved.
ARTICLE IX
DEFAULT
          9.1. Events of Default. Each of the following shall constitute an Event of Default on the part of the applicable party hereto:

     (a) any failure by such party to remit to the other party any payment required to be made under the terms of this Agreement, which continues unremedied for a period of thirty (30) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such party; or
     (b) failure by such party duly to observe or perform any other of the material covenants or agreements on the part of the party set forth in this Agreement or in the Custodial Agreement, which continues unremedied for a period of ninety (90) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such party or by the Custodian; or
     (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such party and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
     (d) such party shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such party or of or relating to all or substantially all of its property; or
     (e) such party shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three (3) Business Days; or
     (f) failure by such party to maintain the material licenses to do business in any jurisdiction where the Mortgaged Property is located, but only to the extent such non-qualification materially and adversely affects such party’s ability to perform its obligations hereunder and such failure continues unremedied for a period of thirty (30) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such party; provided, that if the breaching party shall have promptly commenced and been diligently pursuing a cure or remedy for such breach, but the breach shall have remained uncured after expiration of the thirty (30) day period, such thirty (30) day period shall be extended for a reasonable period of time to allow for cure or remedy of the breach, but in no event for more than one hundred twenty (120) days.
          9.2. Waiver of Defaults. By a written notice, the non-breaching Party may waive any default by the breaching Party in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE X
TERMINATION
          10.1. Termination. This Agreement shall terminate upon the earliest of: (i) the liquidation and dissolution of the Owner; (ii) mutual consent of the Servicer and the Owner in writing; or (iii) termination of this Agreement pursuant to Section 10.2. The termination of this Agreement pursuant to this Article X shall not release either party from liability for its own misrepresentation or for any breach by it of any covenant, agreement or warranty herein prior to such termination.
          10.2. Termination With Cause. So long as an Event of Default shall have occurred and shall not have been remedied, the non-breaching party, by notice in writing to the other party, may, in addition to whatever rights such party may have at law or equity to damages, including injunctive relief and specific performance, terminate this Agreement; provided, however, that any termination by the Servicer in respect of an the Owner Event of Default shall be effective thirty (30) days after the notice of termination or such lesser time as the Owner may require to find a successor servicer. Upon written request from the Owner, the Servicer shall prepare, execute and deliver to a successor servicer any and all documents and other instruments relating to the Mortgage Loans, place in such successor’s possession all Mortgage Servicing Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicer’s sole expense if the termination is based on a Servicer Event of Default or the Owner’s sole expense if the termination is based on an Owner Event of Default. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder. In the event of a termination by the Servicer upon an Owner Event of Default pursuant to this Section 10.2, the Owner shall pay the Servicer any fees and costs for which the Servicer is entitled to reimbursement hereunder.
ARTICLE XI
MISCELLANEOUS PROVISIONS
          11.1. Successor to the Servicer. Prior to termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Sections 10.1(ii), 10.1(iii) or 10.2, the Owner shall (i) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement or (ii) appoint a successor to succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree, subject to payment of outstanding amounts due to the Servicer. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement are terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it is notified of or delivers a notice of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until a successor is appointed pursuant to this Section 11.1; provided, however, that notwithstanding the foregoing, in the event that the Servicer’s responsibilities and duties hereunder are terminated by the Servicer for an Owner Event of Default, under no circumstance shall the effectiveness of the termination of the Servicer’s responsibilities and duties hereunder be extended for more than 60 days after the Servicer delivers its notice of termination to the Owner. Prior to the transfer of servicing with respect to any Mortgage Loan hereunder, the Servicer shall be reimbursed by the Owner or the successor servicer for any unpaid Servicing Fees and Servicing Advances with respect to such Mortgage Loan.
     Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or termination of this Agreement pursuant to Section 10.1(ii), 10.1(iii) or 10.2 shall not affect any claims that either party may have against the other party arising out of the other party’s actions or failure to act prior to any such termination or resignation.
     The Servicer shall deliver promptly to the successor servicer all Mortgage Files and related documents and statements held by it hereunder. The Servicer shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.
     Upon a successor’s acceptance of appointment as such, the Owner shall notify by mail the Servicer of such appointment in accordance with Section 11.6.
          11.2. Other Activity. The Owner acknowledges and agrees that: (i) the Servicer’s business is competitive with the business of the Owner and that the Servicer may, from time to time, acquire and own one or more subsidiaries or investments in one or more other entities that are direct competitors of, or that otherwise may have interests that do or could conflict with those of the Owner or any of its subsidiaries; and (ii) the Servicer is currently providing, and may in the future provide, the types of services to be provided hereunder for itself and to other entities and may continue to provide such services or other services to other Persons in its sole discretion.
          11.3. Amendment; Extension Not a Waiver. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may be amended from time to time by, and only by, a writing signed by the Servicer and the Owner.
     No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.
          11.4. Governing Law; Venue. This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements made and fully performed within the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
     Any action or other legal proceeding brought under this Agreement will be subject to the exclusive jurisdiction of any court of competent jurisdiction in the Borough of Manhattan in the State of New York or the United States District Court for the Southern District of New York. Each of the Owner and the Servicer consents to the jurisdiction of New York for actions or legal proceedings brought by either party and waives any objection which it may have to the laying of the venue of such suit, action or proceeding in any of such courts.
          11.5. Duration of Agreement. This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Owner.
          11.6. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:
(a) if to the Servicer:
Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attn: Chief Operating Officer
With a copy to:
Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attn: General Counsel
or such other address as may hereafter be furnished to the Owner in writing by the Servicer;
(ii) if to the Owner:
Bosco Credit LLC
c/o Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attn: Thomas J. Axon

or such other address as may hereafter be furnished to the Servicer in writing by the Owner;
          11.7. Severability of Provisions. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such unenforceable provision shall not affect the other provisions, but such court shall have the authority to modify such unenforceable provision to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties.
          11.8. Relationship of Parties. The parties are entering into, and shall perform, this Agreement as independent contractors. Nothing in this Agreement shall be construed to make either party the agent of the other for any purpose whatsoever, to authorize either party to enter into any contract or assume any obligation on behalf of the other or to establish a partnership, franchise or joint venture between the parties.
          11.9. Execution; Successors and Assigns. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 7.4, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.
          11.10. Assignment by the Owner. The Owner shall have the right, without the consent of the Servicer but subject to the limits set forth in Section 5.4 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an Assignment and Assumption Agreement and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans.
          11.11. Time of Payment. Unless otherwise specifically set forth in this Agreement, any amount due to a party under this Agreement will be due and payable thirty (30) days following receipt by the paying party of the invoice from the other party. All amounts will be payable by wire transfer, in accordance with payment instructions provided from time to time. Any amount not paid when due as set forth in this Agreement will bear interest until paid at a rate of interest equal to the prime rate published from time to time by The Wall Street Journal, “Money Rates.” If any portion of an amount due to a party under this Agreement is subject to a bona fide dispute between the parties, the other party will pay to that party on the date such amount is due all amounts not disputed in good faith.
          11.12. Force Majeure. The Servicer shall not be liable to any other Person for any acts or omissions resulting from circumstances or causes beyond its reasonable control, including fire or other casualty, act of God, strike or labor dispute, war, terrorism or other violence or any governmental action or any acts or omissions of the other Person.
[Intentionally Blank — Next Page Signature Page]

     IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

FRANKLIN CREDIT MANAGEMENT CORPORATION
By:	/s/ Alexander Gordon Jardin
	Name:	Alexander Gordon Jardin
	Title:	Chief Executive Officer

BOSCO CREDIT LLC
By:	/s/ Thomas J. Axon
	Name:	Thomas J. Axon
	Title:	Managing Member

STATE OF NEW JERSEY	)
	)	ss:
COUNTY OF HUDSON	)
     On the 28th day of May, 2008 before me, a Notary Public in and for said State, personally appeared Alexander Gordon Jardin, known to me to be CEO of Franklin Credit Management Corporation, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.
     IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

/s/ Donna M. Bonfiglio
Notary Public

My Commission expires February 25, 2011

2

STATE OF NEW JERSEY)
	)	ss:
COUNTY OF HUDSON)
     On the 28TH day of May, 2008 before me, a Notary Public in and for said State, personally appeared Thomas Axon, known to me to be the Managing Member of Bosco Credit LLC, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.
     IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

/s/ Donna M Bonfiglio
Notary Public

My Commission expires February 25, 2011

3

EXHIBIT A
MORTGAGE LOAN SCHEDULE

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EXHIBIT B
CONTENTS OF EACH MORTGAGE FILE
     With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which the Owner shall deliver to the Servicer for retention in the Servicing File:
1.	The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of without recourse” and signed in the name of the Owner by an authorized officer (in the event that the Mortgage Loan was acquired by the Owner in a merger, the signature must be in the following form: “[the Owner], successor by merger to [name of predecessor]”; and in the event that the Mortgage Loan was acquired or originated by the Owner while doing business under another name, the signature must be in the following form: “[the Owner], formerly known as [previous name]”).

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.	The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation.

4.	The originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.	The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information).

6.	Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon.

7.	The original PMI Policy, where required pursuant to the Agreement.

8.	The original mortgagee policy of title insurance or evidence of title.

9.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.
With respect to each Mortgage Loan, the Mortgage File shall include each of the following items to the extent in the possession of the Owner or in the possession of the Owner’s agent(s):
10.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

11.	Residential loan application.

12.	Mortgage Loan closing statement.

13.	Verification of employment and income, if applicable.

14.	Verification of acceptable evidence of source and amount of down payment, if applicable.

15.	Credit report on the Mortgagor.

16.	Residential appraisal report.

17.	Photograph of the Mortgaged Property.

18.	Survey of the Mortgage property, if required by the title owner or applicable law.

19.	Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

20.	All required disclosure statements.

21.	If available, termite report, structural engineer’s report, water potability and septic certification.

22.	Sales contract, if applicable.

23.	Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

24.	Amortization schedule, if available.

25.	Mortgage Loan payment history.

26.	Original power of attorney, if applicable.

B-2

EXHIBIT C
ELIGIBILITY CRITERIA

Loan Types:	Conventional

Interest rate types:	Fixed and adjustable rate

Lien Position types:	First and Second liens

Collateral Types:	1-4 family, residential properties

Credit types:	Prime and sub-prime

EXHIBIT D
SERVICING FEE SCHEDULE
In return for services rendered by Franklin Credit for the Owner, Franklin Credit will be compensated as follows:
Servicing:
I.	For Mortgage Loans less than 180 days contractually past due, Servicing Fees:
a)	Franklin Credit will be paid a monthly servicing fee at a Servicing Fee Rate equal to (x) the highest daily aggregate outstanding principal balance of such Mortgage Loans serviced by the Servicer for the previous month), times (y) ***, divided by (z) twelve. Each month the Servicer will retain or receive an amount equal to such servicing fee.

b)	Franklin Credit will be paid ***, of the amount of each principal payment indefeasibly collected, in each instance of the Mortgage Loans serviced by Servicer for the Owner pursuant to the Loan Servicing Agreement.
II.	Other Fees
A.	For Mortgage Loans less than 180 days contractually past due, Ancillary Fees paid by borrowers to be retained by Franklin Credit (income derived from Mortgage Loans):
a.	Subordination fees

b.	Insufficient fund fees

c.	Late Payment Fees

d.	Prepayment Penalty Fees

e.	Release Fees

f.	Satisfaction fees

g.	All other incidental fees and charges received by Franklin Credit
B.	For all Mortgage Loans, Loan Level Charges:

a) Loan Set Up Fee:	$*** per Mortgage Loan

b) Deboarding Fee:	$*** per Mortgage Loan (exclusive of out of pocket transfer related expenses)
III.	For all Mortgage Loans 180 or more days contractually past due, Resolution Fees :

Recovery Collection
(judgments and unsecured loans)	*** of recovered amount per loan
IV.	For all Mortgage Loans, Servicing Advances:

A. Servicing Advances: Third party charges (e.g., force place insurance, credit reports, title searches, tax searches, appraisal/ bpo, legal fees, reo maintenance, taxes, insurance etc.) + Advances reimbursed to Franklin Credit.

EXHIBIT E
REPORTS
Trial Balance
Principal and Interest Collections
Prepaid Loans
Delinquent Loans
Unscheduled Principal Collections (Curtailments)
Payoff/Foreclosure Collections
Remittances
Loan Transfers
Cutoff Summary
Investor Payment/Rate Changes

EXHIBIT F
APPROVAL MATRIX

Item	Lien Position	Servicer Delegated with Approval Authority	Owner Approval Required
Repayment Plans	All	Repays up to 12 months with a minimum of 1 contractual payment down.	Repays greater than 12 months duration or repays with less than 1 contractual payment down.
Modifications	All	2 deferments per year. Rate reduction by 300 basis points.	More than 2 deferments and on rate reductions greater than 300 basis points.
Settlement of Litigated Files	All	None	Owner to approve all litigated files based on recommendations by Franklin and outside counsel.
Short Sales	All	Approval to accept 50% or greater of appraised value for current loans. 10% for non-performing loans (over 45 past due at time of purchase)	Approval required if less than 50% of appraised value for current loans and less than 10% of appraised value for non-performing loans.
Deed-in-Lieu	All	None	Owner to approve all Deeds in Lieu.
Charge-Off	All	None	Owner to approve all Charge-Offs.
Foreclosure — Bidding Instructions	All	None	Owner to approve all Bidding Instructions.
Judgment — Additional Fee Requests	All	Franklin to approve additional fees up to 8 hours @ $175 per hour per judgment. Owner to approve any additional amount(s). Franklin will email Owner contact with amount and reason.	Owner to approve if greater than 8 hours or if hourly fee is greater than $175
Foreclosure After Bankruptcy Filed	All	None	Owner to approve
REO — Appraisals		If appraisal cost is less than $450 per property	If appraisal cost is greater than $450
REO — Marketing Plans		List at 100% of reconciled Fair Market Value (FMV). FMV is defined as the estimated sales price based on the review and reconciliation of BPOs and appraisals.	Any property that requires repairs in excess of $10,000.

Item	Lien Position	Servicer Delegated with Approval Authority	Owner Approval Required
REO — Negotiation of Offers		Franklin may accept 95% of current list price	Owner approval required for less offers less than 95% of current list price.
REO — List Price Reductions		Franklin to perform first price reduction review after property has been on the market for 30 days. Thereafter, reviews will be performed every 30 days. Franklin will provide reviews to Owner, make recommendations, and discuss reduction strategy with Owner.	Owner to approve all reductions
REO — Relocation Assistance		Up to 75% of estimated eviction costs — not to exceed $2,500 per property.	Owner to approve amounts in excess of 75% of estimated eviction costs or $2,500.
REO — Property Preservation		Up to $5,000 per property	Owner approval required for expenses in excess of $5,000 per property.
REO — Property Preservation — Emergency Repairs		Franklin to approve and notify Owner	None
Subordinations	2nd & HELOCS	None	Owner to approve all subordinations
Escrow Waivers	1st	None	Owner to approve all Escrow Waiver Requests.
Real Estate Tax Contracts		None	Owner to approve all Tax Contracts.
Assumptions		None	Owner to approve all Assumptions.